Salarius Pharmaceuticals and VolitionRx Enter into R&D Collaboration Agreement

HOUSTON, Texas (August 2, 2022) – Salarius Pharmaceuticals, Inc. (NASDAQ: SLRX), a clinical-stage biopharmaceutical company developing therapies for patients with cancer in need of new treatment options, and VolitionRx Limited (NYSE American: VNRX), a multinational epigenetics company, today announced the signing of a research and development collaboration to advance rapid epigenetic profiling using Volition’s Nu.Q® technology to support further development of Salarius’ clinical stage drug, seclidemstat.

Seclidemstat, a novel oral, reversible, targeted LSD1 inhibitor that affects gene expression, is currently in Phase 1/2 clinical studies for solid and hematologic cancers where LSD1 is implicated in disease progression. Nu.Q® has been developed as simple, easy-to-use, cost-effective blood tests to diagnose and monitor a range of life-altering diseases including cancer in humans and animals.

“We are delighted to collaborate with Volition and believe its Nu.Q® technology may provide valuable biomarker information as we seek to advance the development of seclidemstat in multiple clinical indications,” commented David Arthur, Chief Executive Officer of Salarius. “Biomarkers allow for a noninvasive method for determining target engagement and potential drug activity in patients. So, this exciting research collaboration with Volition Rx Limited provides another tool to aid in the development of seclidemstat in clinic.”

Gael Forterre, Chief Commercial Officer of Volition, added, “We are excited to be collaborating with Salarius as part of our Nu.Q® Discover program which offers biopharma companies and academia access to our state-of-the-art assays for rapid epigenetic profiling. We are looking forward to supporting Salarius in the development and release of their groundbreaking seclidemstat therapy, to directly benefit patients with cancer.”

About VolitionRx
VolitionRx Limited is a multinational epigenetics company that applies its Nucleosomics™ platform through its subsidiaries to develop simple, easy-to-use, cost-effective blood tests to help diagnose and monitor a range of life-altering diseases including some cancers and diseases associated with NETosis such as sepsis and COVID-19. Early diagnosis and monitoring have the potential not only to prolong the life of patients but also to improve their quality of life. The tests are based on the science of Nucleosomics, which is the practice of identifying and measuring nucleosomes in the bloodstream or other bodily fluid to indicate that disease is present. Volition is primarily focused on human diagnostics and monitoring but also has a subsidiary focused on animal diagnostics and monitoring.

Volition's research and development activities are centered in Belgium, with an innovation laboratory and office in the U.S. and additional offices in London and Singapore. For more information, please visit the Volition Rx Limited website.

About Salarius Pharmaceuticals
Salarius Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company developing therapies for patients with cancer in need of new treatment options. Salarius’ product portfolio includes seclidemstat, Salarius’ lead candidate, which is being studied as a potential treatment for pediatric cancers, sarcomas and other cancers with limited treatment options, and SP-3164, an oral small molecule protein degrader. Seclidemstat is currently in a Phase 1/2 clinical trial for relapsed/refractory Ewing’s sarcoma and certain additional sarcomas that share a similar biology, also referred to as Ewing’s-related or FET-rearranged sarcomas. Seclidemstat has received fast track, orphan drug and rare pediatric disease designations for Ewing’s sarcoma from the U.S. Food and Drug Administration. Salarius is also exploring seclidemstat’s potential in several cancers with high unmet medical need, with an investigator-initiated Phase 1/2 clinical study in hematologic cancers underway at MD Anderson Cancer Center. Salarius has received financial support from the National Pediatric Cancer Foundation to advance the Ewing’s sarcoma clinical program and was a recipient of a Product Development Award from the Cancer Prevention and Research

Institute of Texas (CPRIT). For more information, please visit salariuspharma.com or follow Salarius on Twitter and LinkedIn.

Salarius Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release are forward-looking statements. These forward-looking statements may be identified by terms such as “believe,” “developing,” “may,” “potential,” “progress,” “potential,” and similar terms or expressions or the negative thereof. Examples of such statements include, but are not limited to, statements relating to the following: the value and benefits of the collaboration with Volition Rx; the ability to use biomarkers to advance Salarius’ product candidates; Salarius’ growth strategy; the value of seclidemstat as a treatment for Ewing sarcoma, Ewing-related sarcomas, and other cancers; expanding the scope of Salarius’ research and focus to high unmet need patient populations; milestones of Salarius’ current and future clinical trials, including the timing of data readouts. Salarius may not actually achieve the plans, carry out the intentions or meet the expectations or objectives disclosed in the forward-looking statements. You should not place undue reliance on these forward-looking statements. These statements are subject to risks and uncertainties which could cause actual results and performance to differ materially from those discussed in the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the sufficiency of Salarius’ capital resources; the ability of, and need for, Salarius to raise additional capital to meet Salarius’ business operational needs and to achieve its business objectives and strategy; future clinical trial results and impact of results on Salarius; that the results of studies and clinical trials may not be predictive of future clinical trial results; risks related to the drug development and the regulatory approval process; the competitive landscape and other industry-related risks; and other risks described in Salarius’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as revised or supplemented by its Quarterly Reports on Form 10-Q and other documents filed with the SEC. The forward-looking statements contained in this press release speak only as of the date of this press release and are based on management’s assumptions and estimates as of such date. Salarius disclaims any intent or obligation to update these forward-looking statements to reflect events or circumstances that exist after the date on which they were made.

CONTACTS:

For Salarius
LHA Investor Relations
Kim Sutton Golodetz
kgolodetz@lhai.com
212-838-3777

For Volition
Louise Batchelor/Debra Daglish
mediarelations@volition.com
+44 (0)7557 774620